Exhibit 10.1

Semtech Corporation

Summary of Certain Compensation for Named Executive Officers

Set forth below is a summary of certain of the Company’s compensation arrangements, not otherwise included in the Exhibits to this report, with its Named Executive Officers, as defined by applicable SEC regulations, including persons who are no longer with the Company

Semtech does not provide Company cars to the Named Executive Officers. However, Named Executive Officers, including CFO Emeka Chukwu, are paid a monthly car allowance of $637.50, which includes an allowance for maintenance and insurance, and paid for actual gasoline expenses. Payments for gasoline related to business use are accounted for as reimbursed business expenses and amounts paid for other gasoline expenses are accounted for as compensation.

The Company provides cellular telephones and/or other communication devices to the Named Executive Officers and certain other employees for business use. The Company permits personal use of these items without reimbursement. The incremental cost to the Company, if any, is negligible.

Former Chief Financial Officer David Franz received one additional week of paid vacation each year in addition to paid vacation based on the schedule that applies to employees generally.

Chief Financial Officer Emeka Chukwu receives one additional week of paid vacation each year in addition to paid vacation based on the schedule that applies to employees generally.